UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          SCHEDULE 13G

            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     (Amendment No.       )*

                LanguageWare.net (Company) Ltd.
                        (Name of Issuer)

        Ordinary Shares, NIS .01 nominal value per share
                 (Title of Class of Securities)

                           MO1575105
                         (CUSIP Number)

                        January 14, 2000
     (Dave of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ] Rule 13d-1(b)
           [X] Rule 13d-1(c)
           [ ] Rule 13d-1(d)


      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Page 1 of 12 Pages

                          SCHEDULE 13G

CUSIP No. MO1575105                          Page       2      of   12  Pages

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    InfoTech Ventures Limited

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  / /
                                                                        (b)  / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore

NUMBER OF      5   SOLE VOTING POWER
 SHARES            None
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY           2,939,109
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING          None
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH             2,939,109

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,939,109

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    4.4%

12  TYPE OF REPORTING PERSON *
    CO

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G

CUSIP No. MO157505                           Page      3       of   12  Pages

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    WIIG Global Ventures Pte Ltd.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  / /
                                                                        (b)  / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore

NUMBER OF      5   SOLE VOTING POWER
 SHARES            None
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY           2,086,376
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING          None
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH             2,086,376

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,086,376

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    3.1%

12  TYPE OF REPORTING PERSON *
    CO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G

CUSIP No. MO1575105                          Page       4      of   12  Pages

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Seed Ventures II Limited

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  / /
                                                                        (b)  / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore

NUMBER OF      5   SOLE VOTING POWER
 SHARES            None
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY           2,939,109
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING          None
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH             2,939,109

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,939,109

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    4.4%

12  TYPE OF REPORTING PERSON *
    CO

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G

CUSIP No. MO157505                           Page      5      of   12  Pages

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Seed Ventures Management Pte Ltd.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  / /
                                                                        (b)  / /


3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore

NUMBER OF      5   SOLE VOTING POWER
 SHARES            None
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY           7,964,594
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING          None
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH             7,964,594

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,964,594

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11.7%

12  TYPE OF REPORTING PERSON *
    CO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G

CUSIP No. MO157505                           Page      6      of   12  Pages

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Walden International Investment Group (S) Pte Ltd.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  / /
                                                                        (b)  / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore

NUMBER OF      5   SOLE VOTING POWER
 SHARES            None
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY           7,964,594
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING          None
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH             7,964,594

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,964,594

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11.7%

12  TYPE OF REPORTING PERSON *
    CO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER

               LanguageWare.net (Company) Ltd. (the "Issuer")


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               28 Pierre Koenig Street
               Jerusalem 91530 Israel

ITEM 2(A).     NAME OF PERSONS FILING

               InfoTech Ventures Limited ("IVL")
               WIIG Global Ventures Pte Ltd. ("WIIG")
               Seed Ventures II Limited ("Seed")
               Seed Ventures Management Pte Ltd. ("Seed Management") Walden International Investment Group (S) Pte Ltd.
               ("Walden")

               IVL, WIIG, Seed, Seed Management and Walden are filing this Statement on Schedule 13G jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended (the "Act"). Attached to this Statement as Exhibit A is the Joint Filing Agreement of IVL, WIIG and Walden pursuant to Rule 13d-1(k)(1)(iii) of the Act.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE

               The principal business office of each of IVL, WIIG, Seed, Seed Management and Walden is located at:

               396 Alexandra Road
               #16-03 BP Tower
               Singapore 119954

ITEM 2(C).     CITIZENSHIP

               IVL-Singapore
               WIIG-Singapore
               Seed-Singapore
               Seed Management-Singapore
               Walden-Singapore

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

               Ordinary Shares, NIS .01 nominal value per share (the
               "Shares")

ITEM 2(E).     CUSIP NUMBER

               MO157505

ITEM 3.        IF  THIS  STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
               OR  13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                        Page 7of 12 Pages

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
          (b)  [ ]  Bank  as defined in Section 3(a)(6)  of  the
                    Exchange Act;
          (c) [ ] Insurance company defined in Section 3(a)(19) of the Exchange Act;
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
          (h)  [ ]  A savings association as defined in Section
                    3(b) of the Federal Deposit Insurance Act;
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j)  [ ]  Group, in accordance with Rule 13d-
                    1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.        OWNERSHIP

               (a)  Amount Beneficially Owned

               Walden is the investment manager of IVL and WIIG. Seed Management is the investment manager of Seed. Walden and Seed
Management share common directors and management pursuant to which Walden and Seed Management exercise joint voting and investment power over the securities of the Issuer beneficially owned by IVL, WIIG and Seed. Walden and Seed Management may be deemed to share with IVL, WIIG and Seed the power to vote or direct the vote and to dispose or direct the disposition of the 7,964,594 Shares of which IVL, WIIG and Seed are direct beneficial owners as of January 14, 2000. Included in the 7,964,594 Shares beneficially owned by Walden and Seed Management are 588,649 Shares, 418,447 Shares and 588,649 Shares which, respectively, IVL, WIIG and Seed have the right to acquire direct beneficial ownership within 60 days of January 14, 2000.

               (b)  Percent of Class

               As determined pursuant to Rule 13d-3 of the Act:
(i) Walden and Seed Management may each be deemed to be the beneficial owner of an aggregate of 7,964,594 Shares, which constitute approximately 11.7% of the outstanding Shares;
(ii) IVL may be deemed to be the beneficial owner of 2,939,109 Shares, which constitute approximately 4.4% of the outstanding Shares; (iii) WIIG may be deemed to be the beneficial owner of 2,086,376 Shares, which constitute approximately 3.1% of the outstanding Shares; and (iv) Seed may be deemed to be the beneficial owner of 2,939,109 Shares, which constitute approximately 4.4% of the outstanding Shares. According to the Issuer, 66,314,109 Shares were outstanding as of January 14, 2000.

               (c)  Number of shares as to which such person has:

                    (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                        Page 8 of 12 Pages

                         IVL-None
                         WIIG-None
                         Seed-None
                         Seed Management-None
                         Walden-None

                    (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                         IVL-2,939,109
                         WIIG-2,086,376
                         Seed-2,939,109
                         Seed Management-7,964,594
                         Walden-7,964,594

                    (iii)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                         IVL-None
                         WIIG-None
                         Seed-None
                         Seed Management-None
                         Walden-None

                    (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF

                         IVL-2,939,109
                         WIIG-2,086,376
                         Seed-2,939,109
                         Seed Management-7,964,594
                         Walden-7,964,594

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM  6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF  OF
               ANOTHER PERSON

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS  OF THE GROUP

               Not Applicable

                        Page 9 of 12 Pages

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not Applicable

ITEM 10.       CERTIFICATIONS

               By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        Page 10 of 12 Pages

                           SIGNATURES

          After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:     January 24, 2000
                              InfoTech Ventures Limited

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory


                              WIIG Global Ventures Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory


                              Seed Ventures II Limited

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory


                              Seed Ventures Management Pte Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory


                              Walden International Investment
                              Group (S) Pte Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                        Page 11 of 12 Pages

                            EXHIBIT A

                            AGREEMENT

          The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of LanguageWare.Net (Company) Ltd. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date:     January 24, 2000
                              InfoTech Ventures Limited

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                              WIIG Global Ventures Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                              Seed Ventures II Limited

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                              Seed Ventures Management Pte Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                              Walden International Investment
                              Group (S) Pte Ltd.

                              By:         /s/ Loo Hock Voon
                              Name:       Loo Hock Voon
                              Title:      Authorised Signatory

                        Page 12 of 12 Pages